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                                                                    EXHIBIT 3(l)

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                             OF CANTEL MEDICAL CORP.

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                    ADOPTED IN ACCORDANCE WITH THE PROVISIONS
                          OF SECTION 242 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE
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          We, James P. Reilly, President, and Darwin C. Dornbush, Secretary of
Cantel Medical Corp., a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

          FIRST: That the Certificate of Incorporation of said corporation has been amended as follows:

                 By striking out the first sentence of Article FOURTH, up to the colon, as it now exists and inserting in lieu and instead thereof the following:

                 "FOURTH: The total number of shares of all classes of stock that the Corporation shall have authority to issue is Twenty-One Million (21,000,000), of which Twenty Million (20,000,000) shall be shares of Common Stock, par value $0.10 per share, and One Million (1,000,000) shall be shares of Preferred Stock, par value $1.00 per share, and the voting powers, designations, preferences and relative, participating, optional or other special qualifications, limitations or restrictions thereof are as follows:"

          SECOND: That such amendment has been duly adopted in accordance with the provisions of Section 242(b)(1) of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the outstanding common stock entitled to vote thereon at a meeting of holders of common stock.

          IN WITNESS WHEREOF, we have signed this Certificate this 29th day of May, 2002.

                                        CANTEL MEDICAL CORP.

                                        /s/ James P. Reilly
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                                        James P. Reilly, President

                               ATTEST:  /s/ Darwin C. Dornbush
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                                        Darwin C. Dornbush, Secretary